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                                                                      EXHIBIT 99



             CHILDTIME LEARNING CENTERS, INC. SIGNS LETTER OF INTENT
                  TO ACQUIRE TUTOR TIME LEARNING SYSTEMS, INC.


FARMINGTON HILLS, MI, FEBRUARY 1, 2002 - Childtime Learning Centers, Inc. (Childtime(R)) (NASDAQ: CTIM) and Tutor Time Learning Systems, Inc. (Tutor Time(R)) have signed a letter of intent whereby Childtime would acquire substantially all of the assets and liabilities of Tutor Time Learning Systems, Inc.

Childtime owns and operates 287 learning centers in 23 states and the District of Columbia. Childtime has annual revenues of approximately $142 million and a licensed capacity approaching 40,000 children.

Privately held Tutor Time is the largest child care franchisor in the world, operating 235 centers in 25 states and three countries. It owns and operates approximately 40% of its learning centers, which accounts for approximately $73 million in annual revenues and a licensed capacity of close to 19,000 children. Including its franchised centers, Tutor Time has total systemwide revenues of approximately $150 million and a licensed capacity of nearly 45,000 children.

Consummation of the proposed transaction is subject to a number of conditions, including satisfactory completion of the parties' respective due diligence reviews, execution of a definitive agreement and obtaining shareholders' approvals.

Completion of this transaction would result in Childtime becoming the third largest (based on systemwide licensed capacity) for-profit child care provider in the United States with annual revenues of approximately $215 million and nearly 380 owned and operated learning centers. Including franchised learning centers, systemwide revenues of approximately $290 million would be generated from nearly 525 locations worldwide with a total licensed capacity of nearly 85,000 children.

"Childtime is committed to being a leader in the child care industry and looks forward to adding the Tutor Time brand and an existing franchise and international model, to the Childtime family. We are very excited about this transaction and the commitment this Company is making to being a leader in child care," states Alfred R. Novas, President and Chief Executive Officer of Childtime.

"Tutor Time is pleased to join Childtime and strongly believes that this acquisition will benefit all our collective customers and shareholders," says Mark Schiller, President of Tutor Time.

Statements included herein that are not historical facts are forward-looking statements pursuant to the safe harbor provisions of the Private/Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks and uncertainties, including, but not limited to,


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continuation of federal and state assistance programs, demand for child care as well as general economic conditions, pricing and competition. Accordingly, actual results could differ materially from those projected in such forward-looking statements.

Contact:

Childtime Learning Centers, Inc.
Leonard C. Tylka
Interim Chief Financial Officer
Phone:   248/442-3183
Fax:     248/476-1168
Email:   ltylka@childtime.com









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